CUSIP No G211 3X 134
1
Names of reporting persons
I.R.S. identification nos. of above persons (entities only)
                Howard Flinker                           I.D. No.  ###-##-####
2
                 Individual (not a member of a group      (a)


(b)

3
Sec use only

4
Source of funds (SEE INSTRUCTIONS)
  Personal funds
5
Check box if disclosure of legal proceedings is required pursuant to*
 items 2 (d) or
2 (e)


6
Citizenship or place of organization
            USA
            225 E. 57th St,
            New York, N.Y. 100222

Number Of

Shares

Beneficially

Owned

By Each

Reporting

Person

With
: 7
:
:
:
Sole voting power

232,823  on 10/26/18
Sold 5,000 shs. 10/26/18

: 8
:
:
:
sole voting power

232,823

: 9
:
:
:
Sole dispositive power

232,823  on 10/26/18

:10
:
:
:
Sole dispositive power


11



Aggregate amount beneficially owned by each reporting person

232,823  = 5.0% of outstanding shares
12



Check box if the aggregate amount in row (11) excludes certain shares (SEE INSTRUCTIONS)
13



Percent of class represented by amount in row (11)

5.0%
14



Type of reporting person (SEE INSTRUCTIONS)
    Individual for investment purpose